Exhibit 4.1

Form of Convertible Promissory Notes

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS NOTE NOR THE SECURITIES INTO WHICH THESE SECURITIES MAY CONVERT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

ev TRANSPORTATION SERVICES, INC.

FORM OF CONVERTIBLE PROMISSORY NOTE

$________	Issuance Date:___________, 2021

FOR VALUE RECEIVED, the undersigned, EV TRANSPORTATION SERVICES, INC., a Delaware corporation (the “Company”), hereby promises to pay to ____________ (“Holder”), the principal amount of _______________________ ($___________________) (the “Principal Amount”) in lawful money of the United States of America, on or before the 12 month anniversary of the first closing date of this offering (the “Maturity Date”), subject to extension as set forth in Section 1. This note (the “Note”) is one of a series of Convertible Promissory Notes that may be issued by the Company containing substantially identical terms and conditions with an aggregate principal amount (including this Note) of up to $10,000,000 (collectively, the “Notes”), unless increased at the discretion of the Company.

This Note has been executed and issued pursuant to the terms of a Subscription Agreement between the Company and the Holder dated as of even date herewith (the “Purchase Agreement”), pursuant to which the Holder acquired this Note. This Note is not secured and is convertible as provided herein.

1. Payment; Interest. Interest will accrue on the unpaid Principal Amount at the rate of 10% per annum simple interest accruing from the date set forth above and payable at the Maturity Date. All accrued interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and shall be payable on the date the outstanding Principal Amount shall become due and payable on the Maturity Date or by acceleration or otherwise as contemplated below in Section 6. All payments shall be applied first to interest then due, if any, then to the Principal Amount. The Company, at its sole option, may extend the Maturity Date by six months from the Maturity Date to ________, 20__(the “Extended Maturity Date”). From and including the Maturity Date until the Extended Maturity Date, interest will accrue on the unpaid Principal Amount at the rate of 15% per annum simple interest. To replace the Maturity Date with the Extended Maturity Date, the Company must provide written notice to each Holder at least 30 days prior to the Maturity Date.

2. Conversion of Note.

(a) Mandatory Conversion. Upon (i) a sale of equity securities of the Company in an offering of any size and in which equity securities of the Company become listed on the New York Stock Exchange, the Nasdaq Stock Market, or any other national securities exchange (a “Qualified Offering”); (ii) the closing of the sale of substantially all of the assets of the Company, the sale of 51% or greater of the Company’s outstanding securities, or a merger to or with a special purpose acquisition company, existing public company or private company (an “Acquisition”); or (iii) the approval of the Company’s Board of Directors and the Holders representing a majority of the then-outstanding aggregate Principal Amount of Notes (“Majority Approval”), the outstanding Principal Amount and all accrued and unpaid interest of each Note (the “Conversion Amount”) shall be converted into fully paid and nonassessable shares of (y) in the case of a Qualified Offering, the equity securities of the Company sold in such offering (“Equity Security Conversion Shares”) or (z) in the case of an Acquisition or Majority Approval, common stock of the Company (“Common Conversion Shares”, together with the Equity Security Conversion Shares, the “Conversion Shares”).

(b) Voluntary Conversion. Upon any private offering of the Company’s capital stock that is for financing purposes and not, for example, as an equity incentive to employees (a “Private Offering”), each Holder may elect to convert the Conversion Amount into the securities issued in such Private Offering. The Holder must convert the entire Conversion Amount. The Company must provide written notice to each Holder at least 30 days prior to the first closing of any Private Offering that the Company is conducting the Private Offering, the type of securities being offered, the price per security, and that the Holder has the option to convert into that offering. The Holder must elect to convert the Conversion Amount into Equity Security Conversion Shares within 14 days of receiving the Company’s written notice by providing written notice of the election to the Company.

(c) Conversion Price. The number of Equity Security Conversion Shares or Common Conversion Shares, as applicable, to be issued upon conversion of the Notes shall be equal to the quotient obtained by dividing (i) the Conversion Amount by (ii) the lesser of (A) 75% of the price per share paid in the Qualified Offering, Private Offering, or deemed to be paid in the Acquisition (the “Transaction Price”) and (B) the Conversion Cap Price. The “Conversion Cap Price” shall be calculated by dividing (y) $110,000,000, less all outstanding indebtedness of the Company for borrowed money, including accrued and unpaid interest, by (z) the total number of issued and outstanding shares of the Company’s common stock, assuming the conversion or exercise of all of the Company’s outstanding convertible or exercisable securities, including, but not limited to, all outstanding preferred stock, vested or unvested stock options or warrants, but excluding all outstanding stock options or warrants with an exercise price that is greater than the Transaction Price and shares available for issuance in an equity award program. For the avoidance of doubt, in the event of Majority Approval the conversion price will be determined using the Conversion Cap Price.

(d) Mechanics of Conversion.

(i) Upon the closing of a Qualified Offering, Acquisition, or, at the Holder’s option, a Private Offering, or the Company’s receipt of Majority Approval, the Company shall provide Holder with written notice thereof and within two business days thereafter, the Holder shall surrender this Note to the Company.

(ii) The Company shall, as soon as practicable after the surrender of this Note as provided above, issue and deliver to the Holder, a certificate or certificates for the number of Conversion Shares to which it shall be entitled as aforesaid in book entry format; provided, that if such Conversion Shares cannot be delivered via book entry, then instruments representing such Conversion Shares will be delivered in hard copy format. Such conversion shall be deemed to have been made immediately prior to the close of business on (A) the closing date of the Qualified Offering, Acquisition, or Private Offering, as applicable, or (B) the effective date of the Majority Approval and the Holders shall be treated for all purposes as the record holders of the Conversion Shares on such date.

(iii) No fractional shares of equity securities shall be issued upon conversion of this Note into Conversion Shares. In lieu of fractional shares to which the Holder would otherwise be entitled, the Company shall round up any fractional share to the next whole share.

(e) Equal Treatment. Notwithstanding anything to the contrary, any conversion of any or all of the Notes into Conversion Shares shall apply in the same manner to all Notes subject to such conversion and shall be made simultaneously, into the same class and type of shares (as determined herein), and based on the same per share conversion price, such that the outstanding Principal Amount of each of the Notes, and any and all accrued but unpaid interest thereon, shall be converted into the Conversion Shares.

(f) Cancellation of Note. Upon the conversion of this Note pursuant to this Section 2, this Note shall be cancelled and, except for the obligations set forth in this Section 2, shall no longer be an obligation of the Company.

3. Covenants of the Company and the Holder.

(a) Covenants of the Company.

(i) In addition to any other vote, consent or approval required by law or the Company’s Amended and Restated Certificate of Incorporation (the “Charter”), at any time when the Notes remain outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without first obtaining the written consent or affirmative vote of the Holders of a majority of the then-outstanding aggregate principal amount of the Notes. No provision of this Agreement may be amended or waived other than by an instrument in writing signed by the Company and the holders of at least a majority of the principal amount of the Notes then outstanding (the “Required Holders”). No such amendment shall be effective to the extent that it applies to less than all of the holders of the Notes then outstanding. For this purpose, the term “Notes” shall mean the Notes sold in the Offering (“Offering Notes”) together with any other notes issued by the Company substantially identical to the Offering Notes. Any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

A.	liquidate, dissolve or wind up the business and affairs of the Company;

B.	effect any merger or consolidation of the Company with or into another company other than in a transaction with a special purpose acquisition company or that would constitute a Qualified Offering;

C.	amend, alter or repeal any provision of this Note, the Charter or the Company’s other governing documents in a manner that adversely affects the Holders;

D.	create, or authorize the creation of, or issue, or authorize the issuance of any indebtedness for borrowed money (other than the Notes as defined above), if the aggregate additional indebtedness of the Company and any of its subsidiaries would equal or exceed $5 million; provided that, for purposes of this Section 3(a)(i), purchases of equipment, vehicles, vehicle components, manufacturing and production services or other items in the ordinary course of business with debt financings are not considered to be “indebtedness for borrowed money”; or

E.	change the principal business of the Company or any subsidiary.

(ii) The Company shall at all times while the Notes are outstanding maintain a reserve from its duly authorized capital stock of a number of shares sufficient to allow for the issuance of the Conversion Shares.

(iii) For so long as any Notes remain outstanding and until a Qualified Offering, the Company shall include a mandatory lock-up provision in the award of stock options, warrants or other equity-linked securities (“Award”) such that the holder of the Award, or shares of common stock underlying the Award, must not sell, transfer, assign, pledge or hypothecate the Award, or any portion thereof, the shares underlying the Award, or any portion thereof, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities for a period of 180 days following the effective date of the Qualified Offering.

(b) Covenants of the Holder. For so long as the Holder’s Note remains outstanding, the Holder agrees to execute and deliver to the Company the agreements entered into by the purchasers in the Qualified Offering or necessary to effect a Qualified Offering or a Private Offering, including but not limited to a purchase agreement, stockholders agreement, voting agreement, investors’ rights agreement and/or other ancillary agreements with customary representations and warranties and transfer restrictions.

4. No Rights as Stockholder. This Note does not entitle Holder to any voting rights or other rights as a stockholder of the Company prior to the conversion set forth in Section 2 hereof.

5. Events of Default. The occurrence of any of the following shall constitute an event of default (each, an “Event of Default,” and collectively, “Events of Default”) hereunder:

(a) the Company’s default in the payment of (i) the Principal Amount of any Note or (ii) interest or any other amounts owing to a Holder hereunder, as an when the same shall become due and payable;

(b) the Company’s failure to comply with any covenant or agreement contained in any of the Notes or the Subscription Agreement in any material respect (other than the payment of principal or interest), and the failure continues for five days after the Company has been notified in writing by a Holder;

(c) the Company is in payment default, not otherwise waived, in the principal amount of $500,000 or more under any agreement, instrument or other document relating to any indebtedness for money borrowed, or capital lease, whether such indebtedness now exists or shall hereinafter be created, in each case following the expiration of any applicable cure period;

(d) the Company making a general assignment for the benefit of creditors or the filing of any petition or the commencement of any proceedings against the Company, whether voluntary or involuntary, under the United States Bankruptcy Code or otherwise, for arrangement, reorganization, dissolution, liquidation or settlement of claims against or winding up of affairs, which is not discharged within 30 days from the commencement of such proceedings;

(e) a judgment or decree is entered against the Company and such judgment or decree has not been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(f) the dissolution of the Company or the Company ceases to exist.

6. Remedies. Upon the occurrence of an Event of Default, the unpaid Principal Amount, together with accrued interest thereon, shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are expressly waived by the Company, and the Holder may, at its option, exercise any or all of the Holder’s rights, powers or remedies under applicable law.

7. Miscellaneous.

(a) Amendments and Waivers. Any term of this Note may be amended and the observance of any term thereof may be waived (either generally or in a particular instance) only with the written consent of the Company and the Holders holding the majority of the outstanding principal amount of the Notes then outstanding, and in accordance with any restrictions set forth herein. Any amendment or waiver effected in accordance with this section shall be binding upon each subsequent holder of this Note.

(b) Assignments, Successors, and No Third-Party Rights. Neither the Company nor the Holder may assign any of its rights under this Note without the prior written consent of the other party. Subject to the preceding sentence, this Note will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Company and the Holder.

(c) Severability. If any provision of this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(d) Section Headings. The headings of Articles and Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to “Article” or “Articles” or “Section” or “Sections” refer to the corresponding Article or Articles or Section or Sections of this Note, unless the context indicates otherwise.

(e) Addresses and Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Note or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by electronic mail, on the business day of such delivery. If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 7(e)), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender).

All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

If to the Company to:	ev Transportation Services, Inc. 1309 Beacon Street Suite 300 Brookline, MA 02446 Attn: David Solomont Email: david@evTS.com

With copies to:	Sullivan & Worcester LLP One Post Office Square Boston, MA 02109 Attn: Edwin L. Miller, Jr., Esq. Email: emiller@sullivanlaw.com

If to the Holder, to the address set forth on the signature page of the Subscription Agreement.

Any such person may by notice given in accordance with this Section 7(e) to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

(f) Maximum Permissible Interest. Notwithstanding anything herein to the contrary, payment of any interest, expense or other amount shall not be required if such payment would be unlawful. In any such event, this Note shall automatically be deemed amended so that interest charges and all other payments required hereunder, individually and in the aggregate, shall be equal to but not greater than the maximum permitted by law.

(g) Lost Note. In the event that the Notes were to be delivered in hard copy format, and upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note and of indemnity reasonably satisfactory to it, and upon surrender and cancellation of this Note (in case of mutilation), the Company will make and deliver in lieu of this Note a new Note of like tenor and unpaid Principal Amount and dated as of the date to which interest has been paid on the unpaid Principal Amount in lieu of which such new Note is made and delivered.

(h) Execution. In the event that any signature on this Note is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(i) Choice of Law and Jurisdiction. This Note will be deemed to have been made and delivered in New York County, State of New York and will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York. The Company and the Holder (i) agree that any legal suit, action or proceeding arising out of or relating to this Note shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waive any proceeding, and (iii) irrevocably consent to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. The Company and the Holder further agree to accept and acknowledge service of any and all process which may be served in any such suit action or proceeding brought in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process upon it in any suit, action or proceeding.

(j) Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company executed and delivered this Note as of the date first above written.

EV TRANSPORTATION SERVICES, INC.

By:
Name:
Title: